EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-101569, 333-86595, 333-65721, 333-40697, 333-34677, 33-65412, 33-97512, 33-65414, and 33-88114, of Pacific Sunwear of California, Inc. on Form S-8 of our report dated March 11, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets during the year ended February 1, 2003), appearing in this Annual Report on Form 10-K of Pacific Sunwear of California, Inc. for the year ended February 1, 2003.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Costa Mesa, California
March 27, 2003